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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER, dated as of February 11, 2000 (this "Agreement"), is made and entered into among WORLD ACCESS, INC., a Delaware corporation ("WAXS"), STI Merger Co., a Delaware corporation and wholly-owned subsidiary of WAXS ("Merger Sub"), and STAR TELECOMMUNICATIONS, INC., a Delaware corporation ("STAR").


                              W I T N E S S E T H:


         WHEREAS, the Boards of Directors of STAR and WAXS deem it advisable and in the best interests of each corporation and its respective stockholders that STAR and WAXS engage in a business combination in order to advance the long-term strategic business interests of STAR and WAXS;

         WHEREAS, the combination of STAR and WAXS shall be effected by the terms of this Agreement through a merger as outlined below (the "Merger");

         WHEREAS, in furtherance thereof, the respective Boards of Directors of STAR, Merger Sub and WAXS have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of common stock, par value $0.001 per share, of STAR ("STAR Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3) will be converted into the right to receive the consideration set forth in
Section 1.6;

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder; and

         WHEREAS, simultaneously with the execution and delivery of this Agreement, WAXS and Christopher E. Edgecomb and Samer Tawfik (the "Principal Stockholders") are entering into an agreement (the "Voting and Stock Transfer Restriction Agreement") pursuant to which each Principal Stockholder will agree to, among other things, vote in favor of the Merger and certain restrictions on the transfer of the consideration received in the Merger.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

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                                   ARTICLE I

                                   THE MERGER

         1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), STAR shall be merged with and into Merger Sub at the Effective Time (as defined below). Following the Merger, the separate corporate existence of STAR shall cease and Merger Sub shall continue as the surviving corporation (the "Surviving Corporation").

         1.2 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger and the transactions contemplated by this Agreement (the "Closing") will take place on the second business day following the satisfaction or waiver of such conditions, unless another time or date is agreed to in writing by the parties hereto (the date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Long Aldridge & Norman LLP, 303 Peachtree Street, Suite 5300, Atlanta, Georgia 30303, unless another place is agreed to by the parties hereto.

         1.3 Effective Time. On the Closing Date the parties shall (i) file a certificate of merger (the "Certificate of Merger") in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and (ii) make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such subsequent time as WAXS and STAR shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

         1.4 Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers, licenses, authorizations and franchises of Merger Sub and STAR shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and STAR shall become the debts, liabilities and duties of the Surviving Corporation.

         1.5 Certificate of Incorporation/Bylaws. The certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

         1.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of WAXS, Merger Sub, STAR or the holders of any of the following securities:

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                  (a)      [INTENTIONALLY OMITTED.]

                  (b) Each share of STAR Common Stock issued and outstanding and directly or indirectly owned or held by STAR or a Subsidiary thereof at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and no capital stock of WAXS or other consideration shall be delivered in exchange therefor.

                  (c) Subject to Section 2.4, each share of STAR Common Stock issued and outstanding immediately prior to the Effective Time (other than the Dissenter's Shares (as defined in Section 8.12)) shall be converted into the right to receive, at the election of WAXS by written notice to STAR prior to the Closing, (i) the number of shares of WAXS Common Stock obtained by solving for "X" in the following formula (the "Exchange Ratio"):

                  X = 7.81 + Z
                      --------
                         20

or (ii) such number of shares of WAXS Common Stock as shall equal sixty percent (60%) of the Exchange Ratio and an amount in cash equal to forty percent (40%) of the sum of $7.81 plus "Z" (as defined below); provided, however, that WAXS and STAR expressly agree that, notwithstanding anything in this Agreement to the contrary, in order to ensure that the Merger satisfies the continuity of interest requirement under Treasury Regulation Section 1.368-1(e), that in no event shall WAXS issue cash for more than forty-five percent (45%) of the outstanding shares of STAR Common Stock, including for purposes of this calculation cash paid for fractional shares pursuant to Section 2.4 and cash paid for Dissenters' Shares.

For purposes of this Section 1.6, "Z" shall equal the PT-1 Excess Proceeds (as defined in Section 8.12) divided by 62,856,702. All shares of STAR Common Stock, at the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate representing any such shares (a "Certificate") shall cease to have any rights with respect thereto, except as set forth in this Section 1.6(c), Section 2.4 or at law. The shares of WAXS Common Stock issued pursuant to this Section 1.6(c) together with any cash in lieu of fractional shares paid pursuant to
Section 2.4 shall be referred to herein as the "Merger Consideration."

         1.7      STAR Stock Options.

                  (a) At the Effective Time, by virtue of the Merger and without any further action on the part of STAR, WAXS, Merger Sub or the holder of any outstanding option, warrant or other right to acquire STAR capital stock (a "STAR Stock Option"), each STAR Stock Option will be automatically converted into a WAXS Stock Option (as defined in Section 3.1(b)) to purchase shares of WAXS Common Stock in an amount equal to the number of shares of STAR Common Stock
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covered under such STAR Stock Option multiplied by the Exchange Ratio (rounded to the nearest whole number of shares of WAXS Common Stock) at a price per share of WAXS Common Stock equal to the per share option exercise price specified in the STAR Stock Option divided by the Exchange Ratio (rounded to the nearest whole cent). Each such WAXS Stock Option shall contain terms and provisions which are substantially similar to those terms, conditions and provisions governing the original STAR Stock Option, except that references to STAR in such STAR Stock Option will be deemed to refer to WAXS and the date of grant of the STAR Stock Option shall be deemed to be the date of grant of such WAXS Stock Option. At the Effective Time, for purposes of interpretation of such new WAXS Stock Option, (i) all references in any stock option plan of STAR shall be deemed to refer to WAXS; (ii) any stock option plan of STAR which governs the STAR Stock Option shall continue to govern the WAXS Stock Option substituted therefor; and (iii) WAXS shall, as soon as practicable after the Effective Time, issue to each holder of an outstanding STAR Stock Option a document evidencing the foregoing issued and substituted WAXS Stock Option by WAXS. It is the intention of the parties: (1) that, subject to applicable law, STAR Stock Options assumed by WAXS qualify, following the Effective Time, as incentive stock options, as defined in Section 422 of the Code, to the extent that STAR Stock Options qualified as incentive stock options prior to the Effective Time,
(2) that each holder of a STAR Stock Option shall receive a new WAXS Stock Option which preserves (but does not increase) the excess of the fair market value of the shares subject to such STAR Stock Option immediately before the Effective Time over the aggregate option price of such shares immediately before the Effective Time, if any such excess then exists, (3) that the terms, conditions, restrictions and provisions of the WAXS Stock Option be substantially similar to the terms, conditions, restrictions and provisions of the STAR Stock Option, and (4) any terms conditions, restrictions or provisions of a STAR Stock Option applicable to a number of shares rather than a percentage or fraction of shares should be appropriately adjusted based upon the Exchange Ratio. Without the prior written consent of WAXS (which may be withheld in its discretion), no new options shall be issued by STAR on or after the date hereof, including, without limitation, under any stock option plan currently maintained by STAR.

                  (b) With respect to each STAR Stock Option converted into a WAXS Stock Option pursuant to Section 1.7(a), and with respect to the shares of WAXS Common Stock underlying such option, WAXS shall file and keep current all requisite registration statements, on Form S-8 or other appropriate form, for as long as such options remain outstanding, which registration statement shall include a prospectus meeting the requirements of General Instruction C to Form S-8 with respect to affiliates of STAR, subject at all times to compliance with all applicable federal and state securities laws.

                  (c) After the date of this Agreement, STAR agrees that it will not grant any restricted stock, stock appreciation rights or limited stock appreciation rights and also agrees that it will not permit cash payments to holders of STAR Stock Options in lieu of the substitution therefor of WAXS
Stock Options, as described in this Section 1.7.

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         1.8      Certain Adjustments. If between the date hereof and the
Effective Time, the outstanding WAXS Common Stock or STAR Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination, exchange of shares or similar capital stock event or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Ratio shall be appropriately adjusted to provide to the holders of STAR Common Stock and the holders of STAR Stock Options the same economic effect as contemplated by this Agreement prior to such event.


                                   ARTICLE II

                            EXCHANGE OF CERTIFICATES

         2.1 Exchange Fund. At least five (5) days prior to the mailing of the Joint Proxy Statement/Prospectus (as defined in Section 5.1), WAXS shall appoint a commercial bank or trust company reasonably acceptable to STAR to act as exchange agent hereunder (the "Exchange Agent") for the purpose of exchanging Certificates for the Merger Consideration. Immediately prior to the Effective Time, WAXS shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of STAR Common Stock, cash payable and certificates representing the WAXS Common Stock issuable pursuant to Section
1.6 in exchange for outstanding shares of STAR Common Stock. WAXS agrees to deposit with the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.4 and any dividends and other distributions pursuant to Section 2.3. Any cash and certificates of WAXS Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund".

         2.2 Exchange Procedures. As soon as reasonably practicable after the Effective Time, WAXS shall cause the Exchange Agent to mail to each holder of a Certificate (other than to holders of Dissenter's Shares) (i) a letter of transmittal which shall advise such holder of the effectiveness of the Merger and specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as WAXS may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor promptly (A) one or more shares of WAXS Common Stock (which shall be in uncertificated book entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section
1.6 (after taking into account all shares of STAR Common Stock then held by such holder), and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of Section 1.6(c), if any, and this Article II, including cash in lieu of any additional shares of WAXS Common Stock pursuant to Section 2.4 and dividends and

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other distributions pursuant to Section 2.3. No interest will be paid or will accrue on any cash payable pursuant to 1.6(c), Section 2.3 or Section 2.4. In the event of transfer of ownership of STAR Common Stock which is not registered in the transfer records of STAR, one or more shares of WAXS Common Stock evidencing, in the aggregate, the proper number of shares of WAXS Common Stock, a check in the proper amount of cash in lieu of any additional shares of WAXS Common Stock pursuant to Section 2.4, a check in the proper amount of cash pursuant to Section 1.6(c) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, may be issued with respect to such STAR Common Stock to such a transferee if the Certificate representing such shares of STAR Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

         2.3 Distributions with Respect to Unexchanged Certificates. No dividends or other distributions declared or made with respect to shares of WAXS Common Stock with a record date after the Effective Time shall be paid to the holder of any unexchanged Certificate with respect to the shares of WAXS Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of WAXS Common Stock shall be paid to any such holder pursuant to Section 2.4 until such holder shall surrender such Certificate in accordance with Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to such holder of shares of WAXS Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of WAXS Common Stock to which such holder is entitled pursuant to Section 2.4 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of WAXS Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of WAXS Common Stock.

         2.4      No Fractional Shares of WAXS Common Stock.

                  (a) No certificates or scrip or shares of WAXS Common Stock representing fractional shares of WAXS Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of or a holder of shares of WAXS Common Stock.

                  (b) Notwithstanding any other provision of this Agreement, each holder of shares of STAR Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of WAXS Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of WAXS Common Stock multiplied by (ii) the average of the daily closing price for a share of WAXS Common Stock on the Nasdaq for the ten (10) consecutive trading days in which such shares are traded on the Nasdaq, ending at the close of

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trading on the date of the Effective Time or, if such date is not a business day, the business day immediately preceding the date on which the Effective Time occurs. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify WAXS, and WAXS shall promptly deposit such amount with the Exchange Agent and shall cause the Exchange Agent to promptly forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

         2.5 No Further Ownership Rights in STAR Common Stock. As applicable, all shares of WAXS Common Stock issued and cash paid upon conversion of shares of STAR Common Stock in accordance with the terms of
Article I and this Article II (including any cash paid pursuant to Section 2.4) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of STAR Common Stock.

         2.6 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six (6) months after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and WAXS for the Merger Consideration with respect to the shares of STAR Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.6 and Section 2.2, any cash in lieu of fractional shares of WAXS Common Stock to which such holders are entitled pursuant to Section 2.4 and any dividends or distributions with respect to shares of WAXS Common Stock to which such holders are entitled pursuant to Section 2.3. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of STAR Common Stock five (5) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.1(c)(3)) shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

         2.7 No Liability. None of WAXS, Merger Sub, STAR, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         2.8 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Corporation on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation.

         2.9 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that

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may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of STAR Common Stock formerly represented thereby, any cash in lieu of fractional shares of WAXS Common Stock, and unpaid dividends and distributions on shares of WAXS Common Stock deliverable in respect thereof, pursuant to this Agreement.

         2.10 Withholding Rights. Each of the Surviving Corporation and WAXS shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of STAR Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or WAXS, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of STAR Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or WAXS, as the case may be.

         2.11 Stock Transfer Books. The stock transfer books of STAR shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of STAR Common Stock thereafter on the records of STAR. On or after the Effective Time, any Certificates presented to the Exchange Agent or WAXS for any reason shall be converted as provided in Articles I and II hereof.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         3.1 Representations and Warranties of WAXS and Merger Sub. Except as set forth in the WAXS SEC Reports (as defined below) filed and publicly available prior to the date hereof or the WAXS Disclosure Schedule delivered by WAXS to STAR prior to the execution of this Agreement (the "WAXS Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), WAXS and Merger Sub represent and warrant to STAR as follows:

                  (a)      Organization; Standing and Power; Subsidiaries.

                           (1) Each of WAXS, its Subsidiaries (as defined in Section 8.12) and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect on WAXS, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its

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         business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or to be in good standing would not have a Material Adverse Effect on WAXS. The copies of the certificate of incorporation and bylaws of WAXS and Merger Sub which were previously furnished or made available to STAR are true, complete and correct copies of such documents as in effect on the date of this Agreement.

                           (2) Exhibit 21.1 to WAXS's Annual Report on Form 10-K for the year ended December 31, 1998 includes all the Subsidiaries of WAXS which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by WAXS, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Neither WAXS nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than the Subsidiaries of WAXS) that is or would reasonably be expected to be material to WAXS and its Subsidiaries taken as a whole.

                  (b)      Capital Structure.  As of February 7, 2000:

                           (1) The authorized capital stock of WAXS consists of (A) 150,000,000 shares of WAXS Common Stock, of which 53,787,805 shares are outstanding and no shares are held in the treasury of WAXS and (B) 10,000,000 shares of Preferred Stock, par value $.01 per share, of which 50,000 shares designated as 4.25% Cumulative Senior Perpetual Convertible Preferred Stock, Series A, par value $.01 per share (the "Series A Preferred Stock"), and 350,259.875 shares designated as Convertible Preferred Stock, Series C (the "Series C Preferred Stock"), are outstanding. WAXS has reserved or has available 4,347,827 shares of WAXS Common Stock for issuance upon conversion of the Series A Preferred Stock and 18,027,478 shares of WAXS Common Stock for issuance upon conversion of the Series C Preferred Stock. All issued and outstanding shares of the capital stock of WAXS are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. In addition to the rights described in Section 3.1(b) of the WAXS Disclosure Schedule, there are outstanding options, warrants or other rights (a "WAXS Stock Option") to acquire 13,133,837 shares of capital stock from WAXS.

                           (2) No bonds, debentures, notes or other indebtedness of WAXS having the right to vote on any matters on which holders of capital stock of WAXS may vote ("WAXS Voting Debt") are issued or outstanding.

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                           (3)      Except as otherwise set forth in this
         Section 3.1(b) and as contemplated by Section 1.5 and Section 1.6, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which WAXS or any of its Subsidiaries is a party or by which any of them is bound obligating WAXS or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of WAXS or any of its Subsidiaries or obligating WAXS or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call right, commitment, agreement, arrangement or undertaking. There are no outstanding obligations of WAXS or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of WAXS or any of its Subsidiaries.

                  (c)      Authority; No Conflicts.

                           (1) WAXS and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby, subject, in the case of WAXS, to the approval by the stockholders of WAXS by the Required WAXS Vote (as defined in Section 3.1(g)) of this Agreement, the Merger and the other transactions contemplated hereby and, in the case of Merger Sub, the affirmative vote of WAXS, as sole stockholder thereof, of this Agreement, the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of WAXS and Merger Sub, subject, in the case of WAXS, to the approval by the stockholders of WAXS of this Agreement, the Merger and the transactions contemplated hereby by the Required WAXS Vote and subject, in the case of Merger Sub, to the affirmative vote of WAXS, as sole stockholder thereof, of this Agreement, the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by WAXS and Merger Sub and constitutes a valid and binding agreement of each of WAXS and Merger Sub, enforceable against it in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                           (2) Subject, in the case of WAXS, to the approval by the stockholders of WAXS of this Agreement, the Merger and the transactions contemplated hereby by the Required WAXS Vote and, in the case of Merger Sub, the affirmative vote of WAXS, as sole stockholder thereof, of this Agreement, the Merger and the other transactions contemplated hereby, the execution and delivery of this Agreement by WAXS and Merger Sub does not, and the consummation by WAXS and Merger Sub of the Merger and the other actions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of

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         termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien on any assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation") of: (A) any provision of the certificate of incorporation or bylaws of WAXS, any Subsidiary of WAXS or Merger Sub, or (B) except as would not have a Material Adverse Effect on WAXS and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (3) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to WAXS, any Subsidiary of WAXS or their respective properties or assets.

                           (3) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any supranational, national, state, municipal, local or foreign regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity"), is required by or with respect to WAXS, any Subsidiary of WAXS or Merger Sub in connection with the execution and delivery of this Agreement by WAXS or Merger Sub or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) state securities or "blue sky" laws (the "Blue Sky Laws"), (C) the Communications Act of 1996, as amended (the "Communications Act"), and all applicable state public utilities laws, (D) the Securities Act, (E) the Exchange Act, (F) the DGCL with respect to the filing of the Certificate of Merger, (G) rules and regulations of Nasdaq, (H) antitrust or other competition laws of other jurisdictions, (I) such consents, approvals, orders, authorizations, registrations, declarations and filings as are required by applicable laws, regulations and rules governing the telecommunications business including, without limitation, those of the United States Federal Communication Commission (the "FCC"), (J) any filings and approvals expressly contemplated by this Agreement, and (K) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not have a Material Adverse Effect on WAXS. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses
         (A) through (K) are hereinafter referred to as "Necessary Consents".

                  (d)      Reports and Financial Statements.

                           (1) WAXS has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it under the federal securities laws with the SEC since January 1, 1998 (collectively, including all exhibits thereto, the "WAXS SEC Reports"). No Subsidiary of WAXS, including, without limitation Merger Sub, is required to file any form, report, registration statement, prospectus or other document with the SEC not otherwise filed with a WAXS SEC Report. As of the respective times such documents were filed or, as applicable, became effective, or as subsequently amended, the WAXS SEC Reports complied as to form and content, in all material respects, with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder and, taken as a whole, the WAXS SEC Reports do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the WAXS SEC Reports (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of WAXS and its Subsidiaries as of the respective dates or for the respective periods set forth therein all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such WAXS SEC Reports, as of their respective dates (or as of the date of any amendment to the respective WAXS SEC Report filed prior to the date of this Agreement), complied or will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

                           (2) Since December 31, 1998, WAXS and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of WAXS and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business or (B) liabilities that would not have a Material Adverse Effect on WAXS.

                  (e) Information Supplied. None of the information supplied or to be supplied by WAXS for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus (as defined herein) will, on the date it is first mailed to WAXS's and STAR's stockholders, as applicable, or at the time of the WAXS Stockholders Meeting or the STAR Stockholders Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/Prospectus will, on the date it is first mailed to WAXS's and STAR's stockholders and at the time of the WAXS Stockholders Meeting and the STAR Stockholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

                  (f) WAXS Board Approval. The Board of Directors of WAXS, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way (the "WAXS Board Approval"), has duly (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of

WAXS and its stockholders, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) declared the advisability of this Agreement, the Merger and the other transactions contemplated hereby, and, further, (iv) recommended that the stockholders of WAXS approve and adopt this Agreement, the Merger and the other transactions contemplated hereby and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by WAXS's stockholders at the WAXS Stockholders Meeting.

                  (g) Required WAXS Stockholder Vote. The affirmative vote of holders of shares of WAXS Common Stock, Series A Preferred Stock and Series C Preferred Stock, voting together as a single class, representing a majority of the outstanding shares of WAXS Common Stock, Series A Preferred Stock and Series C Preferred Stock (the "Required WAXS Vote"), is the only vote of the holders of any class or series of WAXS capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

                  (h) Required Merger Sub Board Approval. The Board of Directors of Merger Sub, by resolutions duly adopted by a unanimous written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Merger Sub and its sole stockholder, WAXS, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) declared the advisability of this Agreement, the Merger and the other transactions contemplated hereby, and, further, (iv) recommended that WAXS adopt this Agreement and approve the Merger and the other transactions contemplated hereby and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by WAXS at a meeting duly called.

                  (i) Required Merger Sub Stockholder Vote. The affirmative vote of WAXS, as sole stockholder of Merger Sub, is the only vote of the holders of any class or series of Merger Sub capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

                  (j)      Litigation: Compliance with Laws.

                           (1) There is no suit, investigation, action or proceeding pending or, to the Knowledge of WAXS, threatened, against or affecting WAXS or any Subsidiary of WAXS having, or which would have a Material Adverse Effect on WAXS, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against WAXS or any Subsidiary of WAXS having, or which would have a Material Adverse Effect on WAXS.

                           (2) Except as would not have a Material Adverse Effect on WAXS, WAXS and its Subsidiaries hold all permits, licenses, variances, authorizations, exemptions, orders and approvals of all Governmental Entities including, without limitation, the FCC and state public utilities commissions, which are necessary for the operation of the businesses of WAXS and its Subsidiaries (the "WAXS Permits"). Such WAXS permits are valid and in full force and effect and WAXS and its Subsidiaries are in compliance with the terms of the WAXS Permits, except where the failure to be valid and in full force and effect or to so comply would not have a Material Adverse Effect on WAXS. The businesses of WAXS and its Subsidiaries are not being conducted in violation of, and WAXS has not received any notices of violations with respect to, any law, ordinance or regulation of any Governmental Entity, except for possible violations which would not have a Material Adverse Effect on WAXS. WAXS is not aware of any threatened suspension, cancellation or invalidation of any such WAXS Permit. Except as set forth in the WAXS SEC Reports or except as would not have a Material Adverse Effect on WAXS, neither WAXS nor any of its Subsidiaries has received notice from either the FCC or any state public utilities commissions of any complaint filed therewith concerning WAXS or any of its Subsidiaries, operations or services.

                  (k) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as permitted by Section 4.1, since December 31, 1998 through and including the date hereof, (i) WAXS and its Subsidiaries have conducted, in all material respects, their business only in the ordinary course and (ii) there has not been any change, circumstance or event which has had, or would reasonably be expected to have, a Material Adverse Effect on WAXS, other than any change, circumstance or effect relating (A) to the economy or financial markets in general, or (B) in general to the industries in which WAXS and its Subsidiaries operate and not specifically relating to WAXS and its Subsidiaries.

                  (l) Intellectual Property. Except as would not have a Material Adverse Effect on WAXS: (i) WAXS and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens, or claim of rights therein by any third party) all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted,
(ii) the use of any Intellectual Property by WAXS and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which WAXS or any Subsidiary acquired the right to use any Intellectual Property; (iii) to the Knowledge of WAXS, no Person is challenging, infringing on or otherwise violating any right of WAXS or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to WAXS or its Subsidiaries; and (iv) neither WAXS nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by WAXS and its Subsidiaries and to WAXS's Knowledge no Intellectual Property owned and/or licensed by WAXS or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; non-public information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights; and any claims or causes of action arising out of or relating to any infringement or misappropriation of any of the foregoing.

                  (m) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of WAXS, except Donaldson, Lufkin & Jenrette Securities Corporation (the "WAXS Financial Advisor"), whose fees and expenses will be paid by WAXS in accordance with WAXS's agreement with such firm, a copy of which has been, or will be promptly when available, provided to STAR.

                  (n) Opinion of WAXS Financial Advisor. WAXS has received the opinion of the WAXS Financial Advisor, dated the date of this Agreement, to the effect that as of such date, the Merger Consideration is fair, from a financial point of view, to WAXS and its stockholders, a copy of which has been provided to STAR.

                  (o)      Taxes.

                           (1) (i) All material Tax Returns of WAXS and each of its Subsidiaries have been filed, or requests for extensions have been timely filed and have not expired; (ii) all Tax Returns filed by WAXS and its Subsidiaries are complete and accurate in all material respects; (iii) all Taxes shown to be due on such Tax Returns or on subsequent assessments with respect thereto have been paid or adequate reserves have been established for the payment of such Taxes, and no other material Taxes are payable by WAXS or any of its Subsidiaries with respect to items or periods covered by such Tax Returns (whether or not shown on or reportable on such Tax Returns) or with respect to any period prior to the date of this Agreement; (iv) there are no material liens on any of the assets of WAXS or any of its Subsidiaries with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that WAXS and its Subsidiaries is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established; and (v) there is no audit, examination, deficiency or refund litigation or matter in controversy with respect to any Taxes of WAXS and its Subsidiaries that might reasonably be expected to result in a Tax determination which would have a Material Adverse Effect on WAXS.

                           (2) There are no contracts, agreements, plans or arrangements, including but not limited to the provisions of this Agreement, covering any employee or former employee of WAXS or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount (or portion thereof) that would not be deductible pursuant to Sections 280G, 404, or 162 of the Code.

                           (3) Neither WAXS nor any of its Subsidiaries is a party to a Tax Sharing Agreement.

                  (p) Certain Contracts. Neither WAXS nor any of its Subsidiaries is a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any noncompetition agreement or any other agreement or arrangement that limits or otherwise restricts WAXS or any of its Subsidiaries or any successor thereto, from engaging or competing in any line of business or in any geographic area, which agreement or arrangement would have a Material Adverse Effect on WAXS or the Surviving Corporation after giving effect to the Merger, or (iii) any agreement or arrangement between WAXS or any of its Subsidiaries, on the one hand, and any affiliates, directors or officers of WAXS or its Subsidiaries, on the other hand, that is not on arm's-length terms. All contracts filed with the WAXS SEC Reports and the contracts listed on Section 3.1(p) of the WAXS Disclosure Schedule are valid, binding and are in full force and effect and enforceable in accordance with their respective terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, moratorium, reorganization, or other laws affecting the enforcement or creditors' rights generally or by general equitable principles, and other than such contracts which by their terms are no longer in force or effect. Neither WAXS nor its Subsidiaries are in violation or breach of or default under any such contract, nor to WAXS's and its Subsidiaries' Knowledge, is any other party to any such contract in violation or breach or other default under any such contract, except for any such violation, breach or default which would not have a Material Adverse Effect on WAXS.

         3.2 Representations and Warranties of STAR. Except as set forth in the STAR SEC Reports (as defined below) filed and publicly available prior to the date hereof or the STAR Disclosure Schedule delivered by STAR to WAXS prior to the execution of this Agreement (the "STAR Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), STAR represents and warrants to WAXS as follows:

                  (a)      Organization; Standing and Power; Subsidiaries.

                           (1) Each of STAR and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect on STAR, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to so qualify or to be in good standing would not have a Material Adverse Effect on STAR. The copies of the certificate of incorporation and bylaws of STAR which were previously furnished or made available to WAXS are true, complete and correct copies of such documents as in effect on the date of this Agreement.

                           (2) Exhibit 21.1 to STAR's Annual Report on Form 10-K for the year ended December 31, 1998 includes all the Subsidiaries of STAR which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by STAR, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Neither STAR nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than the Subsidiaries of STAR), that is or would reasonably be expected to be material to STAR and its Subsidiaries taken as a whole.

                  (b)      Capital Structure.

                           (1) The authorized capital stock of STAR consists of (A) 50,000,000 shares of STAR Common Stock, of which 58,683,131 shares are outstanding and no shares are held in the treasury of STAR and (B) 5,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are outstanding. All issued and outstanding shares of the capital stock of STAR are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. There are outstanding options, warrants or other rights to acquire 4,173,571 shares of capital stock from STAR. Section 3.2(b) of the STAR Disclosure Schedule lists the exercise price and vesting schedule for each STAR Stock Option.

                           (2) No bonds, debentures, notes or other indebtedness of STAR having the right to vote on any matters on which holders of capital stock of STAR may vote ("STAR Voting Debt") are issued or outstanding.

                           (3)      Except as otherwise set forth in this
         Section 3.2(b), there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which STAR or any of its Subsidiaries is a party or by which any of them is bound obligating STAR or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of STAR or any of its Subsidiaries or obligating STAR or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding obligations of STAR or any of its

         Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of STAR or any of its Subsidiaries.

                  (c)      Authority; No Conflicts.

                           (1) STAR has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby, subject to the approval by the stockholders of STAR by the Required STAR Vote (as defined in Section 3.2(g)) of this Agreement, the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of STAR, subject to the approval by the stockholders of STAR of this Agreement and the Merger and the other transactions contemplated hereby by the Required STAR Vote. This Agreement has been duly executed and delivered by STAR and constitutes a valid and binding agreement of STAR, enforceable against it in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                           (2) Subject to the approval by the stockholders of STAR of this Agreement, the Merger and the other transactions contemplated hereby by the Required STAR Vote, the execution and delivery of this Agreement by STAR does not, and the consummation by STAR of the Merger and the other actions contemplated hereby will not, conflict with, or result in a Violation of: (A) any provision of the certificate of incorporation or bylaws of STAR or a Shareholder or any Subsidiary of STAR or (B) except as would not have a Material Adverse Effect on STAR, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (3) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to STAR, any Subsidiary of STAR or their respective properties or assets.

                           (3) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to STAR or any Subsidiary of STAR in connection with the execution and delivery of this Agreement by STAR, or the consummation of the Merger and the other transactions contemplated hereby, except the Necessary Consents and such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not have a Material Adverse Effect on STAR.

                  (d)      Reports and Financial Statements.

                                                                     EXHIBIT 2.1


                           (1) STAR has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it under the federal securities laws with the SEC since January 1, 1998 (collectively, including all exhibits thereto, the "STAR SEC Reports"). No Subsidiary of STAR is required to file any form, report, registration statement or prospectus or other document with the SEC not otherwise filed with an STAR SEC Report. As of the respective times such documents were filed or, as applicable, became effective, or as subsequently amended, the STAR SEC Reports complied as to form and content, in all material respects, with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and, taken as a whole, the STAR SEC Reports do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the STAR SEC Reports (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of STAR and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such STAR SEC Reports, as of their respective dates (or as of the date of any amendment to the respective STAR SEC Report filed prior to the date of this Agreement), complied or will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

                           (2) Since December 31, 1998, STAR and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of STAR and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business or (B) liabilities that would not have a Material Adverse Effect on STAR.

                  (e) Information Supplied. None of the information supplied or to be supplied by STAR for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, on the date it is first mailed to WAXS's or STAR's stockholders, as applicable, or at the time of the WAXS Stockholders Meeting (as defined in Section 5.1) or the STAR Stockholders Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (f) Board Approval. The Board of Directors of STAR, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way (the "STAR Board Approval"), has duly (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of STAR and its stockholders, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) declared the advisability of this Agreement, the Merger and the other transactions contemplated hereby, and, further, (iv) recommended that the stockholders of STAR approve and adopt this Agreement, the Merger and the other transactions contemplated hereby and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by STAR's stockholders.

                  (g) Required Stockholder Vote. The affirmative vote of the holders of a majority of the outstanding shares of STAR Common Stock (the "Required STAR Vote") is the only vote of the holders of any class or series of STAR capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

                  (h)      Litigation: Compliance with Laws.

                           (1) There is no suit, investigation, action or proceeding pending or, to the Knowledge of STAR, threatened, against or affecting STAR or any Subsidiary of STAR having, or which would have a Material Adverse Effect on STAR, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against STAR or any Subsidiary of STAR having, or which would have a Material Adverse Effect on STAR.

                           (2) Except as would not have a Material Adverse Effect on STAR, STAR and its Subsidiaries hold all permits, licenses, variances, authorizations, exemptions, orders and approvals of all Governmental Entities including, without limitation, the FCC and state public utilities commissions, necessary for the operation of the businesses of STAR and its Subsidiaries (the "STAR Permits"). Such STAR permits are valid and in full force and effect and STAR and its Subsidiaries are in compliance with the terms of the STAR Permits, except where the failure to be valid and in full force and effect or to so comply would not have a Material Adverse Effect on STAR. The businesses of STAR and its Subsidiaries are not being conducted in violation of, and STAR has not received any notices of violations with respect to, any law, ordinance or regulation of any Governmental Entity, except for possible violations which would not have a Material Adverse Effect on STAR. STAR is not aware of any threatened suspension, cancellation or invalidation of any STAR Permit. Except as set forth in the STAR SEC Reports or except as would not have a Material Adverse Effect on STAR, STAR has not received notice from either the FCC or any state public utilities commissions of any complaint filed therewith concerning STAR or any of its Subsidiaries, operations or services.

                  (i) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, except as disclosed in the STAR SEC Reports filed prior to the date of this Agreement, and except as permitted by Section 4.2, since December 31, 1998 through and including the date hereof, (i) STAR and its Subsidiaries have conducted, in all material respects, their business only in the ordinary course and (ii) there has not been any change, circumstance or event which has had, or would reasonably be expected to have, a Material Adverse Effect on STAR, other than any change, circumstance or effect relating (A) to the economy or financial markets in general, or (B) in general to the industries in which STAR and its Subsidiaries operate and not specifically relating to STAR and its Subsidiaries.

                  (j)      Employee Benefits Matters.

                           (1) Section 3.2(j)(l) of the STAR Disclosure Schedule sets forth a list of all material agreements, arrangements, commitments, and policies (i) which relate to employee benefits; (ii) which pertain to present or former employees, retirees, directors or independent contractors (or their beneficiaries, dependents or spouses) of STAR; and (iii) which are currently or expected to be adopted, maintained by, sponsored by, or contributed to by STAR or any other employer (a "STAR Affiliate") which, under Section 414 of the Code, would constitute a single employer with STAR (collectively referred to as "STAR Employee Benefit Plans"), including, but not limited to, all:
         (A) employee benefit plans as defined in Section 3(3) of ERISA; and (B) all other deferred compensation, incentive, profit-sharing, thrift, stock ownership, stock appreciation rights, bonus, stock option, stock purchase, vacation, or other benefit plans or arrangements.

                           (2) STAR and all STAR Affiliates have complied with their respective substantive obligations with respect to all STAR Employee Benefit Plans (including, but not limited to, (i) filing or distributing all reports or notices required by ERISA or the Code and
         (ii) complying with all requirements of Part 6 of Title I of ERISA and Code Section 4980B) and have maintained the STAR Employee Benefit Plans in compliance with all applicable laws and regulations (including, but not limited to, ERISA and the Code), except where the failure to comply with such obligations would not result in a Material Adverse Effect on STAR. Each STAR Employee Benefit Plan that is intended to qualify under Code Section 401(a) has received a favorable determination letter (or other ruling indicating its tax-qualified status) from the IRS, and the IRS has not threatened or taken any action to revoke any favorable determination letter issued with respect to any such STAR Employee Benefit Plan. No statement, either oral or written, has been made by STAR or any STAR Affiliate (or any agent of either) to any Person regarding any STAR Employee Benefit Plans that is not in accordance with the terms of that plan that would have a Material Adverse Effect on STAR.

                           (3) STAR has made available to WAXS true, correct and complete copies of all of the current documents relating to the STAR Employee Benefit Plans, including, but not limited to: (i) all plan texts (including any subsequent amendments), trust instruments and other funding arrangements adopted or entered into in connection with each of the STAR Employee Benefit Plans; (ii) the notices and election forms used to notify employees and their dependents of their continuation coverage rights under group health plans (under Code
         Section 4980B(f) and ERISA Section 606), if applicable; and (iii) the most recent Form 5500 annual reports (including all schedules thereto), summary plan descriptions and favorable determination letters, if applicable, for Employee Benefit Plans. Since the date such documents were supplied to WAXS, no plan amendments have been adopted and no such amendments or changes shall be adopted or made prior to the Closing Date without WAXS's approval, except as required by applicable law after the date hereof.

                           (4) Neither STAR nor any STAR Affiliate has any agreement, arrangement, commitment or understanding to create any additional STAR Employee Benefit Plans or to continue, modify, change or terminate any existing STAR Employee Benefit Plans that could have a Material Adverse Effect on STAR.

                           (5) None of the STAR Employee Benefit Plans (i) is currently under investigation, audit or review by the U.S. Department of Labor, the IRS, the Pension Benefit Guaranty Corporation or any other federal or state agency or (ii) is liable for any federal, state, local or foreign taxes that would have a Material Adverse Effect on STAR. Except for such liabilities that would not have a Material Adverse Effect on STAR, there is no transaction in connection with which STAR or any STAR Affiliate could be subject to either a civil penalty assessed pursuant to ERISA Section 502, a tax imposed by Code
         Section 4975 or liability for a breach of fiduciary responsibility under ERISA.

                           (6) Other than routine claims for benefits payable to participants or beneficiaries in accordance with the terms of the STAR Employee Benefit Plans, or relating to qualified domestic relations orders (as defined in Section 414(p) of the Code), there are no claims, pending or threatened, by any participant or beneficiary against any of the STAR Employee Benefit Plans or any fiduciary of any of the STAR Employee Benefit Plans that could have a Material Adverse Effect on STAR.

                           (7) Neither STAR nor any STAR Affiliate has at any time maintained, sponsored or contributed to any "pension plan" as defined in ERISA Section 3(2) which is subject to Title IV of ERISA or contributed to any pension plan which is a "multiemployer plan" as defined in ERISA Section 3(37)(A).

                           (8) Section 3.2(j)(8) of the STAR Disclosure Schedule sets forth a list of all agreements, arrangements, commitments and STAR Employee Benefit Plans, under which (i) any benefits will be increased, (ii) the vesting or exercisability of benefits will be accelerated, (iii) amounts will become immediately payable, and/or (iv) the immediate funding for any benefits is required, upon the occurrence of the transaction contemplated by this Agreement. Section 3.2(j)(8) of the STAR Disclosure Schedule sets forth an estimate of the total value and/or cost of any such change in control benefits and/or funding and the time periods in which such payments must be made and/or funding obligations must be met, including but not limited to the value and/or costs of any gross up payments for tax purposes.

                           (9) To the Knowledge of STAR, no key employee, or group of employees of STAR has any plans to terminate employment with STAR other than employees with plans to retire. STAR has complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours and equal opportunity, and it does not have any material labor relations problems (including threatened or actual strikes or work stoppages or material grievances).

                           (10) Neither STAR nor any of its Subsidiaries is a party to any collective bargaining agreement.

                  (k) Intellectual Property. Except as would not have a Material Adverse Effect on STAR: (i) STAR and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens, or claims of rights therein by any third party), all Intellectual Property used in or necessary for the conduct of its business as currently conducted, (ii) the use of any Intellectual Property by STAR and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which STAR or any Subsidiary acquired the right to use any Intellectual Property; (iii) to the Knowledge of STAR, no Person is challenging, infringing on or otherwise violating any right of STAR or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to STAR or its Subsidiaries; and (iv) neither STAR nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by STAR and its Subsidiaries and to STAR's Knowledge, no Intellectual Property owned and/or licensed by STAR or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.

                  (l) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of STAR except Deutsche Bank Alex Brown (the "STAR Financial Advisor"), whose fees and expenses will be paid by STAR in accordance with STAR's agreement with such firm, a copy of which has been, or will be promptly when available, provided to WAXS.

                  (m) Opinion of STAR Financial Advisor. STAR has received the opinion of the STAR Financial Advisor, dated the date of this Agreement, to the effect that as of such date, the Merger Consolidation is fair, from a financial point of view, to STAR and its stockholders, a copy of which has been provided to WAXS.

                  (n)      Taxes.

                           (1) (i) All material Tax Returns of STAR and each of its Subsidiaries have been filed, or requests for extensions have been timely filed and have not expired; (ii) all Tax Returns filed by STAR and its Subsidiaries are complete and accurate in all material respects; (iii) all Taxes shown to be due on such Tax Returns or on subsequent assessments with respect thereto have been paid or the STAR SEC Reports reflect that adequate reserves have been established for the payment of such Taxes, and no other material Taxes are payable by STAR and its Subsidiaries with respect to items or periods covered by such Tax Returns (whether or not shown on or reportable on such Tax Returns) or with respect to any period prior to the date of this Agreement; (iv) STAR and each of its Subsidiaries have disclosed on its federal income Tax Return all positions taken therein that could give rise to a substantial understatement of income Tax within the meaning of Section 6662 of the Code; (v) there are no material liens on any of the assets of STAR or any of its Subsidiaries with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that STAR or any of its Subsidiaries is contesting in good faith through appropriate proceedings and for which the STAR SEC Reports reflect that appropriate reserves have been established; (vi) no power of attorney to deal with Tax matters or waiver or extension of any statute of limitations with respect to Taxes has been granted by STAR or any of its Subsidiaries; and (vii) there is no (X) audit, examination, deficiency or refund litigation or matter in controversy with respect to any Taxes of STAR and its Subsidiaries nor (Y) has the IRS nor any other Tax authority asserted any claim for Taxes in writing, or to the knowledge of STAR, is threatening to assert any claim for Taxes, that might reasonably be expected to result in a Tax determination which would have a Material Adverse Effect on STAR.

                           (2)      [INTENTIONALLY OMITTED.]

                           (3) There are no contracts, agreements, plans or arrangements, including but not limited to the provisions of this Agreement, covering any employee or former employee of STAR or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount (or portion thereof) that would not be deductible pursuant to Sections 280G, 404, or 162 of the Code.

                           (4) Neither STAR nor any of its Subsidiaries is a party to (A) a Tax Sharing Agreement, (B) transactions which have produced deferred intercompany gains, losses or other intercompany items or excess loss accounts (within the meaning of Treas. Reg. ss. 1.1502-13 or 1.1502-19, respectively, or any predecessor regulations or any comparable items for state, local or non-United States Tax purposes), or (C) any joint venture, partnership, limited liability company or other arrangement or contract that should be treated as a partnership for federal income Tax purposes or as to which, an election has been made under Treas. Reg. ss. 301.7701-3 to have the entity disregarded for federal income Tax purposes as an entity separate from its owner.

                           (5) None of STAR and its Subsidiaries (A) has or has had operations or assets outside the United States taxable as a "branch" by the United States or as a "permanent establishment" by any foreign country, (B) has received written notice of any claim made by a Tax authority in a jurisdiction where STAR or any of its Subsidiaries does not file Tax Returns that it is or may be subject to Taxes in such jurisdiction, (C) does business in or derives income from any state, local territorial or non-United States taxing jurisdiction other than those for which Tax Returns have been filed and made available to WAXS pursuant to Section 3.2 (n)(6) hereof,
         (D) is a "passive foreign investment company" within the meaning of the Code, (E) has participated in or cooperated with an international boycott or has been requested to do so in connection with any prior transaction or the transactions contemplated by this Agreement, and (F) has availed itself of any Tax amnesty, Tax holiday or similar relief in any jurisdiction.

                           (6) STAR has made available to WAXS true copies of (A) all material Tax Returns that STAR or its Subsidiaries have filed since January 1, 1994 and (B) all material correspondence, including without limitation, closing agreements, private letter rulings, advance pricing agreements and gain recognition agreements and other written submissions to or communications with any Tax authorities.

                  (o) Certain Contracts. Neither STAR nor any of its Subsidiaries is a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any noncompetition agreement or any other agreement or arrangement that limits or otherwise restricts STAR or any of its Subsidiaries or any successor thereto or that would, after the Effective Time, limit or restrict WAXS or the Surviving Corporation or any of its affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area, which agreement or arrangement would have a Material Adverse Effect on WAXS or the Surviving Corporation, (iii) any agreement or arrangement between STAR or any of its Subsidiaries, on the one hand, and any affiliates, directors or officers of STAR or its Subsidiaries, on the other hand, that is not on arm's-length terms or
(iv) any agreement or arrangement that may require the payment of money or provision of services in excess of $500,000 annually or $1,000,000 over the term of such agreement or arrangement. All contracts filed with the STAR SEC Reports and the contracts listed on Section 3.2(o) of the STAR Disclosure Schedule are valid binding and are in full force and effect and enforceable in accordance with their respective terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, moratorium, reorganization, or other laws affecting the enforcement of creditors' rights generally or by general equitable principles, and other than such contracts which by their terms are no longer in force or effect. Neither STAR nor its Subsidiaries are in violation or breach of or default under any such contract, nor to STAR's Knowledge, is any other party to any such contract in violation or breach or other default under any such contract, except for any such violation, breach or default which would not have a Material Adverse Effect on STAR.


                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         4.1 Covenants of STAR. During the period from the date of this Agreement and continuing until the Effective Time, STAR agrees as to itself and its Subsidiaries that (except as expressly required, contemplated or permitted by this Agreement or the STAR Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or any law or regulation or to the extent that WAXS shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned):

                  (a) Ordinary Course. STAR and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having significant business dealings with them.

                  (b) Dividends; Changes in Share Capital. STAR shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by wholly owned Subsidiaries of STAR,
(ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such action by a wholly owned Subsidiary of STAR which remains a wholly owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of STAR or any of its Subsidiaries or any securities convertible into or exercisable for any shares of such capital stock except for the purchase from time to time by STAR of STAR Common Stock in the ordinary course of business consistent with past practice in connection with the STAR Employee Benefit Plans.

                  (c) Issuance of Securities. STAR shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any STAR Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or STAR Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of STAR Common Stock upon the exercise of STAR Stock Options or in connection with other stock-based Benefits Plans outstanding on the date hereof, in each case in accordance with their present terms, or (ii) issuances by a wholly-owned Subsidiary of STAR of capital stock to such Subsidiary's parent or another wholly-owned subsidiary of STAR.

                  (d) Governing Documents. Except to the extent required by the rules and regulations of the Nasdaq, neither STAR nor any of its Subsidiaries shall amend or propose to amend their respective certificates of incorporation, by-laws or other governing documents.

                  (e) Acquisitions. STAR shall not, and shall not permit any of its Subsidiaries to acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the operations of the business of STAR and its Subsidiaries in the ordinary course).

                  (f) Sales. Except as set forth in Section 4.1(f) of the STAR Disclosure Schedule, STAR shall not, and shall not permit any of its Subsidiaries to, sell or agree to sell by merging or consolidating with, or by selling or substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise sell or agree to sell any assets (other than the sale of assets used in the operations of the business of STAR and its Subsidiaries in the ordinary course; provided, however, STAR may enter into a definitive agreement for (and consummate) the PT-1 Sale on terms and conditions which would satisfy the condition set forth in Section 6.2(h) hereof).

                  (g) Investments; Indebtedness. STAR shall not, and shall not permit any of its Subsidiaries to, (i) make any loans, advances or capital commitments to, or investments in, any other Person, other than (x) by STAR or a Subsidiary of STAR to or in STAR or in any Subsidiary of STAR or (y) pursuant to any contract or other legal obligation of STAR or any of its Subsidiaries existing at the date hereof or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt or securities, guarantees, loans or advances not in existence as of the date hereof except pursuant to credit facilities, indentures and other arrangements in existence on the date hereof or in the ordinary course of business consistent with past practice, in each case as such credit facilities, indentures and other arrangements may be amended, extended, modified, refunded, renewed or refinanced after the date hereof.

                  (h) Compensation. Other than as contemplated by Section 4.1(h) of the STAR Disclosure Schedule, STAR shall not increase the amount of compensation of any director or executive officer except in the ordinary course of business consistent with past practice or as required by an existing agreement, make any increase in or commitment to increase any employee benefits, issue any additional STAR Stock Options, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any Employee Benefit Plan.

                  (i) Accounting Methods; Income Tax Matters. STAR shall not change its methods of accounting in effect on December 31, 1998, except as required by changes in GAAP as concurred in by STAR's independent auditors. STAR shall not (i) change its fiscal year, (ii) make any material tax election, (iii) adopt or change any Tax accounting method, (iv) enter into any closing agreement, (v) settle or compromise a Tax liability with a Tax authority, (vi) surrender any right to claim a refund of Taxes, or (vii) take (or permit any Subsidiary of STAR to take) any other action which would have the effect of materially increasing the Tax liability or materially decreasing any Tax Asset of STAR or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice.

                  (j) Certain Agreements. STAR shall not, and shall not permit any of its Subsidiaries to, enter into any agreement or arrangement that limits or otherwise restricts STAR or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict WAXS or the Surviving Corporation or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business or, in any geographic area which agreement or arrangement would reasonably be expected to have a Material Adverse Effect on WAXS or the Surviving Corporation.

                  (k) Other Actions. Notwithstanding the fact that STAR may take certain actions as permitted under Article IV hereof, STAR agrees not to take any action which could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

                  (l) Litigation. STAR shall not and shall not permit any of its Subsidiaries to settle or, compromise any litigation, except where the amount paid or payable, in each case, does not exceed $200,000.

         4.2 Control of STAR's Business. Except as provided in Section 5.9, nothing contained in this Agreement shall give WAXS, directly or indirectly, the right to control or direct STAR's operations prior to the Effective Time. Prior to the Effective Time, STAR shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         5.1      Preparation of Proxy Statement: Stockholders Meetings.

                  (a) As promptly as reasonably practicable following the date hereof, WAXS and STAR shall prepare (in form and substance reasonably satisfactory to each of WAXS and STAR) and file with the SEC proxy materials which shall constitute the joint proxy statement and prospectus in connection with the WAXS Stockholders Meeting and the STAR Stockholders Meeting (such proxy statement and prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus") and WAXS shall prepare (in form and substance reasonably satisfactory to each of WAXS and STAR) and file a registration statement on Form S-4 with respect to the issuance of WAXS Common Stock in the Merger (the "Registration Statement"). The Joint Proxy Statement/Prospectus will be included in and will constitute a part of the Registration Statement as WAXS's prospectus. The Registration Statement and the Joint Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of WAXS and STAR shall use reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as reasonably practicable after filing with the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the actions contemplated thereby. WAXS and STAR shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Joint Proxy

Statement/Prospectus received from the SEC. WAXS will provide STAR with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement prior to filing such with the SEC, and will provide STAR with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Registration Statement shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided, that with respect to documents filed by a party which are incorporated by reference in the Registration Statement or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations. WAXS will use reasonable efforts to cause the Joint Proxy Statements/Prospectus to be mailed to WAXS's stockholders, and STAR will use reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to STAR's stockholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act. WAXS shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of WAXS Common Stock and STAR shall furnish all information concerning STAR and the holders of STAR Common Stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the WAXS Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to WAXS or STAR, or any of their respective affiliates, officers or directors, should be discovered by WAXS or STAR which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of WAXS and STAR.

                  (b) Subject to Section 5.4, STAR shall, as promptly as reasonably practicable following the execution of this Agreement, duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders (the "STAR Stockholders Meeting ") (which meeting the parties intend to be held no later than thirty (30) days following the date on which the Registration Statement has been declared effective by the SEC) for the purpose of obtaining the Required STAR Vote with respect to the actions contemplated by this Agreement and shall take all lawful action to solicit the adoption of this Agreement by the Required STAR Vote. Subject to Section 5.4, the Board of Directors of STAR shall recommend adoption of this Agreement by the stockholders of STAR to the effect as set forth in Section 3.2(f), and shall not withdraw, modify or materially qualify in any manner adverse to WAXS such recommendation or take any action or make any statement in connection with the STAR Stockholders Meeting materially inconsistent with such recommendation (collectively, an "Adverse Change in the STAR Recommendation"); provided, however, that the foregoing shall not prohibit accurate disclosure of factual information regarding the business, financial condition or results of operations of WAXS or STAR or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal (provided, that the Board of Directors of STAR does not withdraw, modify or materially qualify in any manner adverse to WAXS its recommendation) in the Registration Statement or the Joint Proxy Statement/Prospectus, to the extent such information, facts, identity or terms is required to be disclosed therein under applicable law.

                  (c) WAXS shall, as promptly as reasonably practicable following the execution of this Agreement, duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders (the "WAXS Stockholders Meeting") (which meeting the parties intend to be held no later than thirty (30) days following the date on which the Registration Statement has been declared effective by the SEC) for the purpose of obtaining the Required WAXS Vote with respect to the transactions contemplated by this Agreement and shall take all lawful action to solicit the approval of the transactions contemplated hereby by the Required WAXS Vote. The Board of Directors of WAXS shall recommend approval of the transactions contemplated hereby by the stockholders of WAXS to the effect as set forth in Section 3.1(f), and shall not withdraw, modify or materially qualify in any manner adverse to STAR such recommendation or take any action or make any statement in connection with the WAXS Stockholders Meeting materially inconsistent with such recommendation; provided, however, that the foregoing shall not prohibit accurate disclosure of factual information regarding the business, financial condition or operations of WAXS or STAR.

         5.2 Access to Information. Upon reasonable notice, each of STAR and WAXS shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party hereto reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, each of STAR and WAXS shall (and shall cause its Subsidiaries to) furnish promptly to the other party hereto (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (b) consistent with its legal obligations, all other information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however, that either STAR or WAXS may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict access to any properties or information. The parties will hold any such information which is non-public in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, dated December 17, 1999, between STAR and WAXS (the "Confidentiality Agreement"). Any investigation by WAXS or STAR shall not affect the representations and warranties made herein of STAR or WAXS, as the case may be.

         5.3      Reasonable Efforts.

                  (a) Subject to the terms and conditions of this Agreement, each party will use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals. The parties each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by it or any of its Subsidiaries or affiliates from any Governmental Entity or third party with respect to the Merger or any of the other transactions contemplated by this Agreement, in each case, to the extent permitted by law or regulation or any applicable confidentiality agreements existing on the date hereof.

                  (b) Promptly following execution of this Agreement, STAR and WAXS shall promptly prepare and file any required notifications with the United States Department of Justice and the Federal Trade Commission as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The parties shall cooperate with each other in connection with the preparation of such notifications and related matters, including sharing information concerning sales and ownership and such other information as may be needed to complete such notification, and providing a copy of such notifications to the other prior to filing; provided, that WAXS and STAR shall have the right to redact any dollar revenue information from the copies of such notifications provided to the other parties. The parties shall keep all information about the other obtained in connection with the preparation of such notification confidential pursuant to the terms of the Confidentiality Agreement. Each Person shall pay the filing fee required under the regulations promulgated pursuant to the HSR Act with respect to its own filing thereunder.

         5.4 Acquisition Proposals. Without the prior written consent of WAXS, pending the Effective Time or earlier termination of this Agreement pursuant to Section 7.1, STAR agrees that neither it nor any of its Subsidiaries shall, and that it shall use its reasonable efforts to cause its employees, officers, directors, affiliates, agents and representatives (including any investment banker, financial advisor, attorney or accountant retained by any of them) not to, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information or engaging in discussions or negotiations) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar action involving STAR, or any purchase or sale of a material portion of the assets of (including stock of Subsidiaries) of STAR, taken as a whole, or any purchase or sale of, or tender or exchange offer for, a material portion of the equity securities of STAR (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). STAR further agrees that neither it nor any of its Subsidiaries shall, and that it shall use its reasonable efforts to cause it and its Subsidiaries' officers, directors, affiliates, employees, agents and representatives (including any investment banker, financial advisor, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal. STAR agrees that it and its Subsidiaries will, and will cause its officers, directors, affiliates, employees, agents and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. STAR agrees that it will promptly inform its directors, officers, affiliates, key employees, agents and representatives of the obligations undertaken in this Section 5.4. Notwithstanding anything contained in this Section 5.4 or otherwise in this Agreement to the contrary, STAR or its Board of Directors shall be permitted to (A) in response to an unsolicited bona fide written Acquisition Proposal by any Person, recommend approval of such an unsolicited bona fide written Acquisition Proposal to its stockholders or effect an Adverse Change in the STAR Recommendation or (B) engage in any discussions or negotiations with, or provide any information to, any person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, in any such case as is referred to in clause (A) or
(B), (i) the STAR Stockholders Meeting shall not have occurred, (ii) its Board of Directors (x) in the case of clause (A) above, concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined in Section 8.12) and terminates this Agreement pursuant to Section 7.1 (h) or (y) in the case of clause (B) above concludes in good faith that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal, (iii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, its Board of Directors receives from such Person an executed confidentiality agreement containing confidentiality terms at least as stringent as those contained in the Confidentiality Agreement, and (iv) prior to providing any information or data to any Person or entering into discussions or negotiations with any such Person regarding such Acquisition Proposal, its Board of Directors notifies WAXS promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers. STAR agrees that it will promptly keep WAXS informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations. STAR agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. STAR agrees that it will promptly inform its directors, officers, key employees, agents and representative of the obligations undertaken in this Section 5.4. Nothing in this Section 5.4 shall (x) permit STAR or WAXS to terminate this Agreement (except as specifically provided in Article VII hereof) or (y) affect any other obligation of STAR or WAXS under this Agreement.

         5.5 Fees and Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

         5.6 Public Announcements. Neither WAXS nor STAR shall, without the prior consent of the other party, issue a press release or any other public statement with respect to this Agreement or the transactions contemplated hereby except pursuant to a joint communications plan, unless otherwise required by applicable law or by obligations pursuant to any listing agreement with, or rules of, any securities exchange, in which case the parties shall use reasonable efforts to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

         5.7 Listing. So long as WAXS Common Stock is quoted on the Nasdaq or listed on any national securities exchange, WAXS, prior to the Effective Time, will cause to be quoted or listed, upon official notice of issuance, and keep quoted or listed on such system or exchange, all WAXS Common Stock issuable pursuant to Article I hereof.

         5.8 Termination of Tax Sharing Agreement. As of the Effective Time, STAR shall cause all Tax Sharing Agreements to which STAR or any of its Subsidiaries is a party to be terminated and of no further force and effect after the Effective Time, thereby extinguishing any rights or obligations of any party thereunder.

         5.9 Management Services. Subject to obtaining any necessary regulatory or third party consents and to the extent permitted under applicable law, WAXS and STAR intend to enter into a management agreement pursuant to which WAXS will provide, under the supervision and direction of the STAR board of directors, certain management services to STAR. Neither party shall have any obligation under this Section 5.9 and the provision of the foregoing services shall be subject to the negotiation of a definitive agreement satisfactory to each of WAXS and STAR in its sole discretion.

         5.10 New Director of WAXS. WAXS shall take all appropriate action such that, immediately following the Effective Time, and without further action by WAXS, one (1) designee of STAR shall be elected to the Board of Directors of WAXS. Such STAR designee shall be Christopher E. Edgecomb, or such other person designated by STAR and agreed to by WAXS prior to the Effective time.

         5.11 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of STAR or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of STAR or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all rights, properties, or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

         5.12     Directors' and Officers' Indemnification and Insurance.

                  (a) From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, WAXS shall indemnify and hold harmless each present (as of the Effective Time) or former officer or director of STAR and its Subsidiaries (the "Indemnified Parties"), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements (collectively, "Costs"), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer or director of STAR or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law; provided that no Indemnified Party may settle any such claim without the prior approval of WAXS (which approval shall not be unreasonably withheld or delayed). Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from WAXS within ten (10) business days of receipt by WAXS from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

                  (b) WAXS shall maintain, at no expense to the beneficiaries, in effect for six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by STAR with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement); provided that WAXS may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less advantageous to any beneficiary thereof; and provided, further, that in no event shall WAXS be required to pay annual premiums for such insurance in excess of 125% of the annual premiums currently paid by STAR for such insurance.

                  (c) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party, on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this
Section 5.12 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

                  (d) The covenants contained in this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

                  (e) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Surviving Corporation or the purchaser of such properties and assets shall succeed to the obligations set forth in this Section 5.12.

         5.13 Confidentiality. The parties each agree that the Confidentiality Agreement shall continue in full force and effect until the Effective Time, and if this Agreement is terminated or if the Merger is not consummated for any reason whatsoever, such Confidentiality Agreement shall thereafter remain in full force and effect in accordance with its terms.

         5.14 Compliance with Dissenters' Rights Statute. STAR shall comply with all procedures and requirements applicable to it under Section 262 of the DGCL.

         5.15 Interim Financing. The parties have agreed that WAXS will make available up to $25,000,000 in secured financing to STAR and up to $10,000,000 in secured financing to STAR's subsidiary, STAR Telecommunications GmbH, (collectively, the "Interim Financing") pursuant to the terms of the Loan Documents (as defined below). The Interim Financing will mature at the earlier of one year from the date hereof and ninety (90) days after any termination of this Agreement (other than a termination due to STAR's breach or default under this Agreement which will result in the Interim Financing becoming immediately due and payable). The Interim Financing will be made pursuant to, and subject to the finalization of, appropriate loan and security documents (the "Loan Documents") substantially in the form of, and as contemplated by, the draft Loan Documents distributed to STAR on or prior to the date hereof.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

         6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of STAR and WAXS to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

                  (b) Stockholder Approval. WAXS shall have obtained the Required WAXS Vote in connection with the approval of this Agreement and the Merger and STAR shall have obtained the Required STAR Vote in connection with the approval of this Agreement and the Merger.

                  (c) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the Knowledge of WAXS or STAR, threatened by the SEC.

         6.2 Additional Conditions to Obligations of WAXS. The obligations of WAXS to effect the Merger are subject to the satisfaction of, or waiver by WAXS, on or prior to the Closing Date of the following conditions:

                  (a) Representations and Warranties. Each of the representations and warranties of STAR set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date, in which case any such representations and warranties shall be true and correct as of such date), except where any failures to be true and correct would not have a Material Adverse Effect on WAXS or the Surviving Corporation, and WAXS shall have received a certificate of the chief executive officer and the chief financial officer of STAR to such effect.

                  (b) Performance of Obligations of STAR. STAR shall have performed or complied in all material respects with all material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and WAXS shall have received a certificate of the chief executive officer and the chief financial officer of STAR to such effect.


                  (c) Consents and Approvals. Other than the filing provided for under Section 1.3, all consents, approvals and actions of, filings with and notices to any Governmental Entity required to consummate the Merger and the other transactions contemplated hereby, or of any other third party required of STAR or any of its Subsidiaries to consummate the Merger and the other transactions contemplated hereby, the failure of which to be obtained or taken would have a Material Adverse Effect on WAXS or the Surviving Corporation, shall have been obtained; provided, however, that the provisions of this
Section 6.2(c) shall not be available to WAXS, if its failure to fulfill its obligations pursuant to Section 5.3 shall have been the cause of, or shall have resulted in, the failure to obtain such consent or approval.

                  (d) No Material Change. STAR and its Subsidiaries, taken as a whole, shall not have suffered, since the date hereof, a Material Adverse Effect, other than any change, circumstance or effect relating (i) to the economy or financial markets in general, (ii) in general to the industries in which STAR operates and not specifically relating to STAR or (iii) the trading price of STAR Common Stock.

                  (e) Opinion of Counsel to STAR. WAXS shall have received from Riordan & McKinzie an opinion, dated the Closing Date, in form and substance reasonably satisfactory to WAXS.

                  (f) No Injunctions or Restraints; Illegality. No laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect (i) having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or (ii) which otherwise would have a Material Adverse Effect on WAXS or the Surviving Corporation; provided, however, that the provisions of this
Section 6.2(f) shall not be available to WAXS if its failure to fulfill its obligations pursuant to Section 5.3 shall have been the cause of, or shall have resulted in any such order or injunction.

                  (g) Dissenters' Rights. STAR shall have complied with all procedures and requirements applicable to it under Section 262 of the DGCL, the period for exercising dissenters' rights of appraisal pursuant to the DGCL in connection with the Merger shall have expired, and holders of less than one percent (1%) of the shares of STAR Common Stock issued and outstanding immediately prior to the Closing shall have exercised such dissenters' rights of appraisal, and WAXS shall have received a certificate from an officer of STAR to all such effects.

                  (h) Sale of PT-1. STAR shall have consummated the sale of the capital stock of PT-1 Communications, Inc. ("PT-1"), or the assets of PT-1 on a substantially equivalent basis, for Net PT-1 Sale Proceeds (as defined in Section 8.12 ) of at least $150,000,000 pursuant to an agreement in form and substance reasonably satisfactory to WAXS (the "PT-1 Sale"); provided, however, if (i) the PT-1 Sale has not been consummated prior to the Closing Date, (but STAR has entered into a definitive agreement, in form and substance satisfactory to WAXS, for the PT-1 Sale) and (ii) WAXS determines in its sole discretion to waive compliance with this Section 6.2(h) and proceed with the Merger, then WAXS and STAR agree that in such event, they shall amend this Agreement to provide that (A) the formula used to determine the Exchange Ratio shall be modified by deleting "Z" therefrom and (B) a holder of STAR Common Stock and STAR Stock Options immediately prior to the Effective Time shall have a right to receive such holder's pro rata share of an aggregate number of additional "contingent" shares of WAXS Common Stock, if and when the PT-1 Sale is consummated pursuant to such definitive agreement (or, in the case of a holder of STAR Stock Option, when such option is exercised), equal to the PT-1 Excess Proceeds divided by twenty (20) (the "Contingent Shares") and that the provisions of any such amendment to this Agreement concerning the issuance of such Contingent Shares will satisfy the requirements of Section 3.03 of IRS Revenue Procedure 77-37, as it has been amplified and superseded, which established the circumstances under which the Internal Revenue Service previously issued advanced rulings on contingent stock arrangements in mergers intended to qualify as "reorganizations" under Section 368(a) of the Code.

                  (i) STAR shall have provided evidence satisfactory to WAXS that any and all obligations of STAR (or any of its affiliates) relating to or arising in connection with the China-U.S. Cable Network were fully satisfied by the reclamation of STAR's capacity in such network and neither STAR nor any of its affiliates has any further obligation or liability with respect thereto, including without limitation payment of the amounts claimed and owing by STAR according to that letter dated January 11, 2000 from Kou Yinsen, Director, CBP to Jim Kolsrud.

         6.3 Additional Conditions to Obligations of STAR. The obligations of STAR to effect the Merger are subject to the satisfaction of, or waiver by STAR, on or prior to the Closing Date of the following additional conditions:

                  (a) Representations and Warranties. Each of the representations and warranties of WAXS set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date, in which case any such representations and warranties shall be true and correct as of such date), except where any failures to be true and correct would not have a Material Adverse Effect on WAXS, and STAR shall have received a certificate of the chief executive officer and the chief financial officer of WAXS to such effect.

                  (b) Performance of Obligations of WAXS. WAXS shall have performed or complied in all material respects with all material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and STAR shall have received a certificate of the chief executive officer and the chief financial officer of WAXS to such effect.

                  (c) Consents and Approvals. Other than the filing provided for under Section 1.3, all consents, approvals and actions of, filings with and notices to any Governmental Entity required to consummate the Merger and the other transactions contemplated hereby, or of any other third party required of WAXS or any of its Subsidiaries to consummate the Merger and the transactions contemplated hereby, the failure of which to be obtained or taken would have a Material Adverse Effect on WAXS, shall have been obtained; provided, however, that the provisions of this Section 6.3(c) shall not be available to STAR if its failure to fulfill any of its obligations pursuant to Section 5.3 shall have been the cause of, or shall have resulted in, the failure to obtain such consent or approval.

                  (d) No Material Change. WAXS shall not have suffered, since the date hereof, a Material Adverse Effect, other than any change, circumstance or effect relating (i) to the economy or financial markets in general, (ii) in general to the industries in which WAXS operates and not specifically relating to WAXS or (iii) the trading price of WAXS Common Stock.

                  (e) Opinion of Counsel to WAXS. STAR shall have received from Long Aldridge & Norman LLP an opinion, dated the Closing Date, in form and substance reasonably satisfactory to STAR.

                  (f) No Injunctions or Restraints; Illegality. No laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect (i) having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or (ii) which otherwise would have a Material Adverse Effect on WAXS after giving effect to the Merger; provided, however, that the provisions of this Section 6.3(g) shall not be available to STAR if its failure to fulfill its obligations pursuant to Section 5.3 shall have been the cause of, or shall have resulted in any such order or injunction.

                  (g) Exchange Fund. An officer of the Exchange Agent shall have certified in writing to STAR that the deposit required to be made by WAXS into the Exchange Fund pursuant to Section 2.1 has been made in connection with the establishment thereof.


                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

         7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties:

                  (a) By mutual written consent of WAXS and STAR;

                  (b) By either WAXS or STAR, if the other party shall have failed to comply in any material respect with any of its material covenants or agreements contained in this Agreement, which failure to so comply has not been cured within ten (10) business days following receipt by such other party of written notice of such failure to comply; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's reasonable efforts and for so long as the breaching party shall be so using its reasonable efforts to cure such breach, the non-breaching party may not terminate this Agreement pursuant to this paragraph; and provided, further, that no party shall have the right to terminate this Agreement pursuant to this
Section 7.1(b) if such party is then failing to comply in any material respect with any of its covenants or agreements contained in this Agreement;

                  (c) By either WAXS or STAR, if there has been a breach by the other party of any representations or warranties, which breach has not been cured within ten (10) business days following receipt by such other party of written notice of such failure to comply; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's reasonable efforts and for so long as the breaching party shall be so using reasonable efforts to cure such breach, the non-breaching party may not terminate this Agreement pursuant to this paragraph; and provided further, that this provision shall not apply to such breaches which would not have a Material Adverse Effect on WAXS or the Surviving Corporation;

                  (d) By either STAR or WAXS, if the Effective Time shall not have occurred on or before September 30, 2000 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this
Section 7.1(d) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and any such action or failure constitutes a breach of this Agreement by such party;

                  (e) By either STAR or WAXS if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their reasonable efforts to resist, resolve or lift, as applicable, in accordance with Section 5.3) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling, or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action (which order, decree, ruling or other action the parties shall have used their reasonable efforts to obtain, in accordance with Section 5.3), which, in the case of each of (i) and (ii) is necessary to fulfill the conditions set forth in Section 6.2(f) with respect to WAXS or
Section 6.3(g) with respect to STAR, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement has been the cause of such action or inaction and any such action or failure constitutes a breach of this Agreement by such party;

                  (f) By WAXS or STAR if the adoption of this Agreement by the stockholders of WAXS or the stockholders of STAR shall not have been obtained by reason of the failure to obtain the Required WAXS Vote or the Required STAR Vote, as applicable, in each case upon the taking of such vote at a duly held meeting of stockholders of WAXS or STAR, or at any adjournment thereof;

                  (g) By WAXS if the Board of Directors of STAR, prior to the Required STAR Vote, shall make an Adverse Change in the STAR Recommendation (other than in connection with STAR's termination of this Agreement pursuant to Section 7.1(b)) or approve or recommend a Superior Proposal pursuant to Section
5.4 or shall resolve to take any such actions;

                  (h) By STAR, at any time prior to the Required STAR Vote upon three (3) business days' prior notice to WAXS, if its Board of Directors shall have determined as of the date of such notice that an Acquisition Proposal is a Superior Proposal; provided, however, that (i) STAR shall have complied with
Section 5.4, (ii) prior to such termination, STAR shall, if requested by

WAXS in connection with a revised proposal by it, negotiate in good faith for such three (3) business day period with WAXS and (iii) the Board of Directors of STAR shall have concluded in good faith, as of the effective date of such termination, after taking into account any revised proposal by WAXS during such three (3) business day period, that an Acquisition Proposal is a Superior Proposal; and provided, further, that it shall be a condition to termination by STAR pursuant to this Section 7.1(h) that STAR shall have made the payment of the fee to WAXS pursuant to Section 7.2(b);

                  (i) By WAXS, if (X) either STAR or any of its material Subsidiaries (1) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (2) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of STAR or any of its Subsidiaries or for all or a material portion of the property or assets of STAR or any of its Subsidiaries or (3) effects any general assignment for the benefit of creditors or (Y) a Governmental Entity having jurisdiction enters a decree or order for (a) relief in respect of STAR or any of its material Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (b) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of STAR or any of its Subsidiaries or for all or a material portion of the property and assets of STAR or any of its Subsidiaries or (c) the winding up or liquidation of the affairs of STAR or any of its material Subsidiaries and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; or

                  (j) By WAXS if there has been an Event of Default under the Credit Agreement, of even date herewith, between WAXS and STAR.

         7.2      Effect of Termination.

                  (a) In the event of any termination of this Agreement by either STAR or WAXS, as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of WAXS or STAR or their respective officers or directors except with respect to
Section 3.1(m), Section 3.2(l), the second sentence of Section 5.2, Section 5.5, Section 5.6, this Section 7.2, and Article VIII, which provisions shall survive such termination and except that, notwithstanding anything to the contrary contained in this Agreement, neither WAXS nor STAR shall be relieved or released from any liabilities or damages arising out of its breach of this Agreement;

                  (b) If this Agreement is terminated by STAR pursuant to
Section 7.1(h), STAR shall, prior to such termination, pay to WAXS $14,000,000 in immediately available funds (the "Termination Fee");

                  (c) If this Agreement is terminated by WAXS pursuant to
Section 7.1(g), STAR shall, within three (3) days following such termination, pay to WAXS the Termination Fee; and

                  (d) If this Agreement is terminated by WAXS or STAR pursuant to Section 7.1(f) because STAR's stockholders have failed to adopt this Agreement by the Required Star Vote and STAR enters into a definitive agreement with respect to a Business Combination within twelve (12) months following such termination, then STAR shall pay to WAXS the Termination Fee prior to or at the consummation thereof.

         7.3 Amendment. This Agreement may be amended by STAR and WAXS, by action taken or authorized by their respective Boards of Directors or representatives or authorized officers, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of STAR and WAXS (including, without limitation, an amendment as described in Section 6.2(h)), but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange or automatic quotations system requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of STAR and WAXS.

         7.4 Extension, Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, representatives or authorized officers, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

         8.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII.

         8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next day courier service, or (c) on the tenth business day following the date of mailing if delivered by registered or certified mail return receipt requested, postage prepaid All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                  (a)      If to WAXS or Merger Sub, to:

                           World Access, Inc.
                           Resurgens Plaza, Suite 2210
                           945 East Paces Ferry Road
                           Atlanta, Georgia  30326
                           Facsimile No.: (404) 233-2280
                           Attention: John D.  Phillips

                           with a copy to

                           Long Aldridge & Norman LLP
                           303 Peachtree Street, Suite 5300
                           Atlanta, Georgia  30308
                           Facsimile No.: (404) 527-4198
                           Attention: H.  Franklin Layson

                  (b)      If to STAR to:

                           STAR Telecommunications, Inc.
                           223 East De La Guerra
                           Santa Barbara, California 93101
                           Facsimile No.: (805) 884-1137
                           Attention: Christopher E. Edgecomb

                           with a copy to

                           Riordan & McKinzie
                           Twenty-Ninth Floor
                           300 South Grand Avenue
                           Los Angeles, California 90071
                           Facsimile No.: (213) 229-8550
                           Attention: Richard J. Welch

         8.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits, the WAXS Disclosure Schedule or the STAR Disclosure Schedule, such reference shall be to a Section of or Exhibit or schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or

"including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". All Exhibits, the WAXS Disclosure Schedule and the STAR Disclosure Schedule are incorporated herein and made a part hereof.

         8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

         8.5      Entire Agreement; No Third Party Beneficiaries.

                  (a) This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, including, without limitation, that certain Letter of Intent, dated December 17, 1999, between WAXS and STAR, among the parties with respect to the subject matter hereof.

                  (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as provided for in Section 5.12.

         8.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

         8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the actions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         8.9 Submission to Jurisdiction; Waivers. Each of WAXS and STAR irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of WAXS and STAR hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of WAXS and STAR hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any right to trial by jury with respect to any action, suit or proceeding arising out of or relating to this Agreement, the Merger or any other transaction contemplated hereby, (ii) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to lawfully serve process, (iii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iv) to the fullest extent permitted by applicable law, that (a) the suit, action or proceeding in any such court is brought in an inconvenient forum, (b) the venue of such suit, action or proceeding is improper and (c) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

         8.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

         8.11 Headings. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         8.12     Definitions.  As used in this Agreement:

                  (a) "beneficial ownership" or "beneficially own" shall have the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

                  (b) "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

                  (c) "Business Combination" means (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving a party as a result of which either (A) such party's stockholders prior to such transaction (by virtue of their ownership of such party's shares) in the aggregate cease to own at least 65% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or, regardless of the percentage of voting securities held by such stockholders, if any Person shall beneficially own, directly or indirectly, at least 20% of the voting securities of such ultimate parent entity, or (B) the individuals comprising the board of directors of such party prior to such transaction do not constitute a majority of the board of directors of such ultimate parent entity, (ii) a sale, lease, exchange, transfer or other disposition of at least 50% of the assets of such party and its Subsidiaries, taken as whole, in a single transaction or a series of related transactions, or (iii) the acquisition, directly or indirectly, by a Person of beneficial ownership of 20% or more of the common stock of such party whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise.

                  (d) "Dissenters' Shares" means shares of STAR Common Stock for which dissenter's rights of appraisal have been exercised pursuant to the DGCL.

                  (e) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  (f) "GAAP" means United States generally accepted accounting principles.

                  (g) "Known" or "Knowledge" means, with respect to any party, the knowledge of such party's executive officers after reasonable inquiry.

                  (h) "Material Adverse Effect" means, with respect to any entity, any change, circumstance or effect or any breach of the provisions of this Agreement that, individually or in the aggregate with all other changes, circumstances and effects or breaches, is or would reasonably be expected to be materially adverse to (i) the business, financial condition or results of operations of such entity and its Subsidiaries taken as a whole, or (ii) the ability of such entity (or the party owning such entity) to consummate the transactions contemplated by this Agreement.

                  (i) "Nasdaq" means the National Market System of the NASDAQ Stock Market.

                  (j) "Net PT-1 Proceeds" means the cash proceeds received by STAR at the consummation of the PT-1 Sale, net of all Taxes, fees, expenses and costs incurred in connection with the PT-1 Sale, including, without limitation:

                      (1) fees or expenses for investment banking or other financial services;

                      (2) agency, brokerage, finder's or other similar fees or commissions;

                      (3) legal, accounting, consulting or other professional fees or expenses;

                      (4) the cost of any remedial or corrective actions or measures;

                      (5) the costs associated with the transfer or termination of any PT-1 employees; or

                      (6) the costs of any right or obligation the vesting of which is accelerated by the PT-1 Sale.

                  (k) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

                  (l) "Pre-Closing Price" means the closing price of WAXS Common Stock as reported on the Nasdaq for the trading day (in which such shares are traded on the Nasdaq) ending at the close of trading on the second
(2nd) trading day preceding the Closing.

                  (m) "PT-1 Excess Proceeds" means the Net PT-1 Proceeds in excess of $150,000,000.

                  (n) "SEC" means the Securities and Exchange Commission.

                  (o) "Securities Act" means the Securities Act of 1933, as amended.

                  (p) "Subsidiary", when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated,
(i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

                  (q) "Superior Proposal" means a written proposal made by a Person unaffiliated with STAR which is for (I) (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving STAR as a result of which either (A) STAR's stockholders prior to such action (by virtue of their ownership of STAR's shares) in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (B) the individuals comprising the board of directors of STAR prior to such transaction do not constitute a majority of the board of directors of such ultimate parent entity, (ii) a sale, lease, exchange, transfer or other disposition of at least 50% of the assets of STAR and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, directly or indirectly, by a Person of beneficial ownership of 50% or more of the common stock of STAR whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise, and which is (II) otherwise on terms which the Board of Directors of STAR in good faith concludes (after consultation with its financial advisors and outside legal counsel), taking into account among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed.

                  (r) "Tax" (and, with correlative meaning, "Taxes" shall mean:
(i) all taxes, charges, fees, levies or other assessments, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, employer tax, estimated, severance, telecommunications, occupation, goods and services, capital, profits, value added taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Person is required to pay, withhold or collect; and (ii) any liability for the payment of any amounts described in clause (i) as a result of being a successor to or transferee of any individual or entity or a member of an affiliated, consolidated or unitary group for any period (including pursuant to Treas. Reg. ss. 1.1502-6 or comparable provisions of state, local or foreign tax law); and (iii) any liability for the payment of amounts described in clause (i) or clause (ii) as a result of any express or implied obligation to indemnify any Person or as a result of any obligations under agreements or arrangements with any Person.

                  (s) "Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute which could reduce Taxes (including, without limitation, credits related to alternative minimum Taxes).

                  (t) "Tax Return" shall mean all reports, estimates, declarations of estimated tax, information statements and returns (including any attached schedules) or similar statement relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

                  (u) "Tax Sharing Agreement" shall mean any and all existing Tax sharing agreements, or arrangements written or unwritten, express or implied, binding two or more Persons with respect to the payment of Taxes, including any agreements or arrangements which afford any other Person the right to receive any payment from one or more other Persons in respect to any Taxes or the benefit of any Tax Asset of one or more other Persons or require or permit the transfer or assignment of any income, revenue, receipts or gains.







                     [SIGNATURES APPEAR ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, WAXS, Merger Sub and STAR have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

                           WAXS:

                           WORLD ACCESS, INC.



                           By:   /s/ John D. Phillips
                              -------------------------------------------------
                              Name:  John D. Phillips
                              Title: Chairman and Chief Executive Officer



                           STAR:

                           STAR TELECOMMUNICATIONS, INC.



                           By:   /s/ Christopher E. Edgecomb
                              -------------------------------------------------
                               Name:  Christopher E. Edgecomb
                               Title: President

                           MERGER SUB:

                           STI MERGER CO.



                           By:   /s/ John D. Phillips
                              -------------------------------------------------
                              Name:  John D. Phillips
                              Title: Chairman and Chief Executive Officer